Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

GS Finance Corp. $149,000 Autocallable ETF-Linked Notes due 2028 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The notes will mature on the stated maturity date (November 17, 2028) unless they are automatically called on any call observation date commencing on November 18, 2026. Your notes will be automatically called on a call observation date if the closing level of each of the iShares® Bitcoin Trust ETF and the SPDR® Gold Trust (each, an ETF) on such date is greater than or equal to its initial level ($53.475 with respect to the iShares® Bitcoin Trust ETF and $375.96 with respect to the SPDR® Gold Trust which in each case is an intra-day level or the closing level of such ETF on the trade date, November 14, 2025), resulting in a payment on the corresponding call payment date for each $1,000 face amount of your notes equal to such $1,000 face amount plus the product of $1,000 times the applicable call premium amount. The call observation dates, the call payment dates and the applicable call premium amount for each call payment date are specified on page PS-4 of this pricing supplement.

The amount that you will be paid on your notes at maturity, if they have not been automatically called, is based on the performance of the lesser performing ETF (the ETF with the lowest ETF return). The ETF return for each ETF is the percentage increase or decrease in its final level (the closing level of such ETF on the determination date, November 14, 2028) from its initial level.

At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

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if the final level of each ETF is greater than or equal to its initial level, $1,900;
•
if the final level of any ETF is less than its initial level but the final level of each ETF is greater than or equal to 65% of its initial level, $1,000; or
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if the final level of any ETF is less than 65% of its initial level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lesser performing ETF return. You will receive less than 65% of the face amount of your notes.

If the ETF return for any ETF is less than -35%, the percentage of the face amount of your notes you will receive will be based on the performance of the ETF with the lowest ETF return. In such event, you will receive less than 65% of the face amount of your notes.

Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the iShares® Bitcoin Trust ETF seeks to reflect generally the performance of the price of bitcoin and therefore the notes involve significant risks in investments tracking cryptocurrencies. Bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so.

By purchasing the notes, you are deemed to represent to Goldman Sachs that you are not subject to the laws of any non-U.S. jurisdiction prohibiting the purchase or ownership of notes of this type.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-12.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $922 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	November 19, 2025	Original issue price:	100% of the face amount
Underwriting discount:	1.5% of the face amount*	Net proceeds to the issuer:	98.5% of the face amount

* See “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-32 for additional information regarding the fees comprising the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 20,541 dated November 14, 2025.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $922 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $78 per $1,000 face amount).

Prior to March 14, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through March 13, 2026). On and after March 14, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

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General terms supplement no. 17,744 dated October 20, 2025
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Prospectus supplement dated February 14, 2025
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Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Terms AND CONDITIONS

CUSIP / ISIN: 40058QRB7 / US40058QRB76

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underliers (each individually, an underlier): the iShares® Bitcoin Trust ETF (current Bloomberg symbol: “IBIT UQ Equity”), or any successor underlier, and the SPDR® Gold Trust (current Bloomberg symbol: “GLD UP Equity”), or any successor underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Face amount: $149,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

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if the final underlier level of each underlier is greater than or equal to its initial underlier level, (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount;
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if the final underlier level of any underlier is less than its initial underlier level but the final underlier level of each underlier is greater than or equal to its trigger buffer level, $1,000; or
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if the final underlier level of any underlier is less than its trigger buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lesser performing underlier return

Company’s redemption right (automatic call feature): if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount specified under “— Call observation dates” below

Redemption event: a redemption event will occur if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level

Initial underlier level: $53.475 with respect to the iShares® Bitcoin Trust ETF and $375.96 with respect to the SPDR® Gold Trust. The initial underlier level of each underlier is an intra-day level or the closing level of such underlier on the trade date.

Final underlier level: with respect to an underlier, the closing level of such underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Discontinuance or modification of an underlier” below

Underlier return: with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage

Lesser performing underlier return: the underlier return of the lesser performing underlier

Lesser performing underlier: the underlier with the lowest underlier return

Trigger buffer level: for each underlier, 65% of its initial underlier level

Call premium amount: with respect to any call payment date, the applicable call premium amount specified in the table set forth under “— Call observation dates” below; as shown in such table, the call premium amount increases the longer the notes are outstanding

Maturity date premium amount: 90%

Trade date: November 14, 2025

Original issue date: November 19, 2025

Determination date: November 14, 2028, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In the event the originally scheduled determination date is a non-trading day with respect to any underlier, the determination date will be the first day thereafter that is a trading day for all underliers (the “first qualified trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day. If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled determination date or the first qualified trading day, the determination date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled determination date or the first qualified trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier will be determined on or prior to the postponed determination date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the determination date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the determination date.) In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. On such last possible determination date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the determination date

Stated maturity date: November 17, 2028, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Call observation dates: the dates specified as such in the table below, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.

In the event the originally scheduled call observation date is a non-trading day with respect to any underlier, the call observation date will be the first day thereafter that is a trading day for all underliers (the “first qualified call trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day. If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled call observation date or the first qualified call trading day, the call observation date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled call observation date or the first qualified call trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier for that call observation date will be determined on or prior to the postponed call observation date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the call observation date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the call observation date.) In no event, however, will the call observation date be postponed to a date later than the originally scheduled call payment date or, if the originally scheduled call payment date is not a business day, later than the first business day after the originally scheduled call payment date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. On such last possible call observation date applicable to the relevant call payment date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the call observation date.

Call Observation Dates	Call Payment Dates	Call Premium Amount
November 18, 2026	November 23, 2026	30%
February 16, 2027	February 19, 2027	37.5%
May 14, 2027	May 19, 2027	45%
August 16, 2027	August 19, 2027	52.5%
November 15, 2027	November 18, 2027	60%

February 14, 2028	February 17, 2028	67.5%
May 15, 2028	May 18, 2028	75%
August 14, 2028	August 17, 2028	82.5%

Call payment dates: the dates specified as such in the table set forth under “Call observation dates” above, unless, for any such call payment date, that day is not a business day, in which case such call payment date will be postponed to the next following business day. If a call observation date is postponed as described under “Call observation dates” above, such call payment date will be postponed by the same number of business day(s) from but excluding the applicable originally scheduled call observation date to and including the actual call observation date

Closing level: on any trading day, with respect to an underlier, the closing sale price or last reported sale price, regular way, for such underlier, on a per-share or other unit basis:

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on the principal national securities exchange on which such underlier is listed for trading on that day, or
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if such underlier is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of such underlier.

If an underlier is not listed or traded as described above, then the closing level for such underlier on any day will be the average, as determined by the calculation agent, of the bid prices for such underlier obtained from as many dealers in such underlier selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

The closing level of an underlier is subject to adjustment as described under “— Anti-dilution adjustments” below.

Trading day: with respect to an underlier, a day on which (i) the exchange on which such underlier has its primary listing is open for trading and (ii) the price of one share of such underlier is quoted by the exchange on which such underlier has its primary listing

Successor underlier: with respect to an underlier, any substitute underlier approved by the calculation agent as a successor underlier as provided under “— Discontinuance or modification of an underlier” below

Underlier investment advisor: with respect to an underlier, at any time, the person or entity, including any successor investment advisor or trustee, as applicable, that serves as an investment advisor or trustee to such underlier as then in effect

Market disruption event: with respect to any given trading day, any of the following will be a market disruption event with respect to an underlier:

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a suspension, absence or material limitation of trading in such underlier on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,
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a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•
such underlier does not trade on what was the primary market for such underlier, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

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a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
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a decision to permanently discontinue trading in option or futures contracts relating to such underlier.

For this purpose, an “absence of trading” in the primary securities market on which shares of such underlier are traded, or on which option or futures contracts, if available, relating to such underlier are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of such underlier or in option or futures contracts, if available, relating to such underlier in the primary market for such underlier or those contracts, by reason of:

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a price change exceeding limits set by that market,
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an imbalance of orders relating to the shares of such underlier or those contracts, or
•
a disparity in bid and ask quotes relating to the shares of such underlier or those contracts,

will constitute a suspension or material limitation of trading in shares of such underlier or those contracts in that market.

A market disruption event with respect to one underlier will not, by itself, constitute a market disruption event for any unaffected underlier.

Consequences of a market disruption event or a non-trading day: With respect to any underlier, if a market disruption event occurs or is continuing on a day that would otherwise be a call observation date or the determination date, or such day is not a trading day, then such call observation date or the determination date will be postponed as described under “— Call observation dates” or “— Determination date” above. If any call observation date or the determination date is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlier will be the calculation agent’s assessment of such level, in its sole discretion, on such last possible postponed call observation date or determination date, as applicable. If any call observation date or the determination date is postponed due to a market disruption event with respect to any underlier, the closing level of each underlier with respect to such call observation date or the final underlier level with respect to the determination date, as applicable, will be calculated based on (i) for any underlier that is not affected by a market disruption event on (a) the applicable originally scheduled call observation date or the first qualified call trading day thereafter (if applicable) or (b) the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on that date, (ii) for any underlier that is affected by a market disruption event on (a) the applicable originally scheduled call observation date or the first qualified call trading day thereafter (if applicable) or (b) the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on the first following trading day on which no market disruption event exists for such underlier and (iii) the calculation agent’s assessment, in its sole discretion, of the level of any underlier on the last possible postponed call observation date or determination date, as applicable, with respect to such underlier as to which a market disruption event continues through the last possible postponed call observation date or determination date. As a result, this could result in the closing level on any call observation date or final underlier level on the determination date of each underlier being determined on different calendar dates. For the avoidance of doubt, once the closing level for an underlier is determined for a call observation date or determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of an underlier: (i) If, with respect to the iShares® Bitcoin Trust ETF, such underlier is delisted from the exchange on which such underlier has its primary listing and its underlier investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the amount payable on the applicable call payment date or the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines that such underlier is delisted or withdrawn from the exchange on which such underlier has its primary listing and there is no successor underlier, the calculation agent will determine the amount payable on the applicable call payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier, unless the actions described in the following two sentences are taken. If the calculation agent determines that such underlier is delisted or withdrawn from the exchange on which such underlier has its primary listing and there is no successor underlier, the company may, at its option, accelerate the payment on the notes. If the company chooses to exercise this right, (a) it will deliver an acceleration notice to the holder of this note and the trustee at least five business days prior to the date of acceleration, (b) on the date on which the company delivers the acceleration notice, the calculation agent will determine the amount due and payable per note upon early acceleration in good faith and in a commercially reasonable manner and (c) that amount will be payable on the date specified in the acceleration notice, unless such date is not a business day, in which case the amount will be payable on the following business day, and the maturity date will be accelerated to such day.

If the calculation agent determines that such underlier or the method of calculating such underlier is changed at any time in any respect — including any split or reverse split of such underlier, a material change in the investment objective of such underlier and any addition, deletion or substitution and any reweighting or rebalancing of such underlier and whether the change is made by the underlier investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier or is due to any other reason— then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the amount payable, if any on the call payment date or the amount in cash on the stated maturity date, as applicable, is equitable.

(ii) If, with respect to the SPDR® Gold Trust, such underlier is delisted from the exchange on which such underlier has its primary listing and its underlier investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the amount payable on the applicable call payment date or the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines that such underlier is delisted or withdrawn from the exchange on which such underlier has its primary listing and there is no successor underlier, the calculation agent will determine the amount payable on the applicable call payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that such underlier or the method of calculating such underlier is changed at any time in any respect — including any split or reverse split of such underlier, a material change in the investment objective of such underlier and any addition, deletion or substitution and any reweighting or rebalancing of such underlier and whether the change is made by the underlier investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier or is due to any other reason— then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the amount payable, if any on the call payment date or the amount in cash on the stated maturity date, as applicable, is equitable.

(iii) All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Anti-dilution adjustments: the calculation agent will have discretion to adjust the closing level of an underlier if certain events occur (including those described above under “— Discontinuance or modification of an underlier”). In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of such underlier or any other term. The calculation agent shall have no obligation to make an adjustment for any such event.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the underliers.

Overdue principal rate: the effective Federal Funds rate

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the underliers on a call observation date and on the determination date could have on the amount of cash payable on a call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of any underlier will be on any day throughout the life of your notes, what the closing level of any underlier will be on any call observation date or what the final underlier level of the lesser performing underlier will be on the determination date. The underliers have been highly volatile in the past — meaning that the underlier levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date, as the case may be. If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-12 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Call premium amount	The applicable call premium amount for each call payment date is specified on page PS-4 of this pricing supplement
Maturity date premium amount	90%
Trigger buffer level	with respect to each underlier, 65% of its initial underlier level

The notes are not automatically called, unless otherwise indicated below

Neither a market disruption event nor a non-trading day occurs on any originally scheduled call observation date or the originally scheduled determination date

No change in or affecting any underlier or any policy of the applicable underlier investment advisor

Notes purchased on original issue date at the face amount and held to a call payment date or the stated maturity date

For these reasons, the actual performance of the underliers over the life of your notes, particularly on each call observation date and the determination date, as well as the amount payable on a call payment date or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the underlier levels during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page PS-25. Before investing in the notes, you should consult publicly available information to determine the underlier levels between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underliers.

Hypothetical Amount in Cash Payable on a Call Payment Date

The examples below show hypothetical amounts that we would pay on a call payment date with respect to each $1,000 face amount of the notes if the closing level of each underlier is greater than or equal to its initial underlier level on the applicable call observation date. While there are eight potential call payment dates with respect to your notes, the examples below only illustrate the amount you will receive, if any, on the first and second call payment dates.

If your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing level of each underlier is greater than or equal to its initial underlier level), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of each underlier was determined to be 140% of its initial underlier level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 130% of the face amount of your notes or $1,300 for each $1,000 of the face amount of your notes.

If the notes are not automatically called on the first call observation date and are automatically called on the second call observation date (i.e., on the first call observation date the closing level of any underlier is less than its initial underlier level, and on the second call observation date the closing level of each underlier is greater than or equal to its initial underlier level), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of each underlier was determined to be 150% of its initial underlier level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 137.5% of the face amount of your notes or $1,375 for each $1,000 of the face amount of your notes.

Hypothetical Payment at Maturity

If the notes are not automatically called on any call observation date (i.e., on each call observation date the closing level of any underlier is less than its initial underlier level), the cash settlement amount we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the lesser performing underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on a call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlier levels of the lesser performing underlier and are expressed as percentages of the initial underlier level of the lesser performing underlier. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lesser performing underlier, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the lesser performing underlier and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Underlier Level of the Lesser Performing Underlier (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	190.000%
150.000%	190.000%
125.000%	190.000%
110.000%	190.000%
100.000%	190.000%
90.000%	100.000%
80.000%	100.000%
65.000%	100.000%
64.999%	64.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the notes have not been automatically called on a call observation date and the final underlier level of the lesser performing underlier were determined to be 25.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If the notes have not been automatically called on a call observation date and the final underlier level of the lesser performing underlier were determined to be 75.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above. In addition, if the final underlier level of the lesser performing underlier were determined to be 200.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be limited to 190.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, the cash settlement amount will be capped, and you would not benefit from any increase in the final underlier level of the lesser performing underlier over its initial underlier level.

The amounts shown above are entirely hypothetical; they are based on market prices for the underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment

(whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” on page PS-14.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing levels of the underliers on any day, the final underlier levels or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive on a call payment date or the stated maturity date, if any, and the rate of return on the offered notes will depend on whether or not the notes are automatically called and on the actual closing levels of the underliers on the call observation dates and the actual final underlier levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount in cash to be paid in respect of your notes on a call payment date or the stated maturity date, as applicable, may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,744. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 17,744. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “—The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 17,744.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of each underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing of the underliers as measured from their initial underlier levels to their closing levels on the determination date. If the final underlier level of any underlier is less than its trigger buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) $1,000 times (ii) the lesser performing underlier return. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Lesser Performing Underlier

If your notes are not automatically called and the final underlier level of the lesser performing underlier is less than its trigger buffer level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final underlier level of the lesser performing underlier to its trigger buffer level will not result in a loss of principal on the notes, a decrease in the final underlier level of the lesser performing underlier to less than its trigger buffer level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the lesser performing underlier.

The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped

Regardless of the closing levels of the underliers on a call observation date, the amount in cash that you may receive on the call payment date is capped. Even if the closing level of each underlier on a call observation date exceeds its initial underlier level, causing the notes to be automatically called on such day, the amount in cash payable on the call payment date will be capped, and you will not benefit from the increases in the closing levels of the underliers above their initial underlier levels on the call observation date. If your notes are automatically called on a call observation date, the maximum payment you will receive for each $1,000 face amount of your notes will depend on the applicable call premium amount. In addition, the cash settlement amount you may receive on the stated maturity date is capped due to the maturity date premium amount.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level. Therefore, the term for your notes may be reduced. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Amount In Cash That You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Levels of the Underliers at Any Time Other Than on the Applicable Call Observation Date or on the Determination Date, as the Case May Be

The amount in cash that you will receive on a call payment date, if any, will be paid only if the closing level of each underlier on the applicable call observation date is equal to or greater than its initial underlier level. Therefore, the closing levels of the underliers on dates other than the call observation dates will have no effect on any amount paid in respect of your notes on the call payment date. In addition, the cash settlement amount you will receive on the stated maturity date, if any, will be based on the closing levels of the underliers on the determination date (which is subject to postponement in case of market disruption events or non-trading days), and therefore not the simple performance of the underliers over the life of your notes. Therefore, if the closing level of an underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the underliers prior to such drop.

The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier

If the notes are not automatically called, the cash settlement amount will be based on the lesser performing underlier without regard to the performance of the other underlier. As a result, you could lose all or some of your initial investment if the lesser performing underlier return is negative, even if there is an increase in the level of the other underlier. This could be the case even if the other underlier increased by an amount greater than the decrease in the lesser performing underlier.

The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the levels of the underliers;
•
the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underliers;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally, or the iShares® Bitcoin Trust ETF in particular, and which may affect the closing levels of the underliers;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underliers based on their historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount in cash that you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

We May Accelerate Your Notes at Our Option If the iShares® Bitcoin Trust ETF Is Delisted or Withdrawn and There Is No Successor Underlier

If the calculation agent determines that the iShares® Bitcoin Trust ETF is delisted or withdrawn from the exchange on which the iShares® Bitcoin Trust ETF has its primary listing and there is no successor underlier, we will be permitted to accelerate the payment on your notes at our option and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If we accelerate the payment on your notes at our option, your investment may result in a loss and you may not be able to reinvest your money at a comparable return for a similar level of risk. For more information, see “Terms and Conditions — Discontinuance or modification of an underlier” on page PS-6 of this pricing supplement.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underliers

The return on your notes will not reflect the return you would realize if you actually owned shares of the underliers and received the distributions paid on the shares of such underliers. You will not receive any dividends that may be paid on the shares of the underliers. See “— You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers

Investing in your notes will not make you a holder of any shares of the underliers. Neither you nor any other holder or owner of your notes will have any rights with respect to the underliers, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underliers or any other rights of a holder of any shares of the underliers. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the underliers.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the Underliers

The Policies of the Underlier Investment Advisor For Any Underlier Could Affect the Amount Payable on Your Notes and Their Market Value

The underlier investment advisor of any underlier may be called upon to make certain policy decisions or judgments concerning the valuation of the assets held by such underlier, the calculation of the net asset value and net asset value per share, and additions, deletions or substitutions of assets in an underlier. Such determinations could affect the market price of the shares of that underlier, and therefore, the amount payable on your notes on a call payment date or the stated maturity date. The amount payable on your notes and their market value could also be affected if the underlier investment advisor changes these policies, for example, by changing or discontinuing the manner in which it evaluates the assets held by an underlier and the manner in which it calculates the net asset value of an underlier, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing level of the underliers — and thus the amount payable on a call payment date or the stated maturity date, if any — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing level of the underliers and the amount payable on your notes more fully under “Terms and Conditions— Discontinuance or modification of an underlier” on page PS-6 of this pricing supplement.

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underliers, There Is No Affiliation Between the Underlier Investment Advisors and Us

GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the underliers, and, at any time, may hold shares of the underliers. Goldman Sachs is not otherwise affiliated with the underlier investment advisors. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underliers. You, as an investor in the notes, should make your own investigation into the underliers.

The underlier investment advisors are not involved in the offering of the notes in any way and do not have any obligation of any sort with respect to the notes. The underlier investment advisors do not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the notes.

There Is No Assurance That an Active Trading Market Will Continue For the Underliers or That There Will Be Liquidity in Any Such Trading Market; Further, the Underliers Are Subject to Custody Risks

Although the shares of the underliers and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of any underlier or that there will be liquidity in the trading market.

The purpose of the iShares® Bitcoin Trust ETF is to own bitcoin purchased by the iShares® Bitcoin Trust ETF in exchange for shares issued by the iShares® Bitcoin Trust ETF. The iShares® Bitcoin Trust ETF is not actively managed and may be affected by a decline in the price of bitcoin. Similarly, the purpose of the SPDR® Gold Trust is to own gold transferred to the SPDR® Gold Trust in exchange for shares issued by the SPDR® Gold Trust. The SPDR® Gold Trust is not actively managed and may be affected by a decline in the price of gold.

In addition, the underliers are subject to custody risk, which refers to the risks in safekeeping the iShares® Bitcoin Trust ETF’s bitcoin and the SPDR® Gold Trust’s gold bars and facilitating the transfer of gold bars into and out of the SPDR® Gold Trust.

Additional Risks Related to the iShares® Bitcoin Trust ETF

The Value of the Shares of the iShares® Bitcoin Trust ETF Relates Directly to the Value of the Bitcoin Held by the iShares® Bitcoin Trust ETF and Fluctuations in the Price of Bitcoin Could Materially Adversely Affect an Investment in the iShares® Bitcoin Trust ETF’s Shares

The shares of the iShares® Bitcoin Trust ETF are designed to generally reflect the performance of the price of bitcoin – a digital asset – and the value of the shares relates directly to the value of the bitcoin held by the iShares® Bitcoin Trust ETF, less the trust’s expenses and liabilities. The price of bitcoin has experienced extreme volatility in recent periods and may continue to do so. A wide variety of complex and difficult to predict factors may affect the value of the shares of the iShares® Bitcoin Trust ETF, including, but not limited to:

•
Price Volatility, Valuation and Liquidity. The trading prices of many digital assets, including bitcoin, have experienced extreme volatility in recent periods and may continue to do so. Historically, digital assets have experienced extreme price volatility as a result of loss of confidence in participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. Future price volatility could result from these and other factors, including a lack of stability and standardized regulation in the digital asset markets and the closure or temporary shutdown of digital asset platforms due to fraud, business failure, security breaches or government mandated regulation, and associated losses by customers. Extreme volatility in the future, including further declines in the trading prices of bitcoin, could have a material adverse effect on the value of the iShares® Bitcoin Trust ETF and, consequently, the notes. Further, the lack of centralized pricing sources for digital assets, including bitcoin, and digital asset-related investments poses a variety of valuation challenges. There may be challenges in valuing bitcoin holdings due to price volatility, illiquidity, fragmented markets and inconsistent pricing across exchanges and intermediaries. Moreover, bitcoin trading activity may be suspended without warning due to liquidity shortages, cyberattacks or regulatory action, and users may have limited recourse. Disparate pricing across platforms and intermittent outages can also impair the ability to transact or value holdings of bitcoin reliably. Any complications in valuing bitcoin holdings could have a material adverse effect on the value of the iShares® Bitcoin Trust ETF and, consequently, the notes.

•
Digital Asset Risk. The value of the iShares® Bitcoin Trust ETF is subject to a number of factors relating to the fundamental investment characteristics of bitcoin as a digital asset, including the fact that digital assets are bearer instruments and loss, theft, destruction, or compromise of the associated private keys could result in permanent loss of the asset, and the capabilities and development of blockchain technologies such as the bitcoin blockchain. Digital assets represent a relatively new and rapidly evolving industry, and the value of the iShares® Bitcoin Trust ETF depends on the continued acceptance of bitcoin. Changes in the governance of a digital asset network may not receive sufficient support from users and miners, which may negatively affect that digital asset network’s ability to grow and respond to challenges. Furthermore, if less than a substantial majority of users and miners download a proposed modification of the bitcoin network’s source code, the bitcoin network may “fork” (or “split”), with one group running pre‑modified software and the other running modified software. A fork may lead to new security, competition and other concerns and may adversely affect the price of bitcoin, and may adversely affect the iShares® Bitcoin Trust ETF, at the time of announcement, adoption, or subsequently.
•
Security Threats. Security breaches, computer malware and computer hacking attacks have been a prevalent concern in relation to digital assets, including bitcoin. The bitcoins held in the iShares® Bitcoin Trust ETF’s account at its bitcoin custodian or trading balance held with its prime execution agent are expected to be an appealing target to hackers or malware distributors seeking to destroy, damage or steal the iShares® Bitcoin Trust ETF’s bitcoins and are expected to become more appealing as the iShares® Bitcoin Trust ETF’s assets grow. To the extent that the iShares® Bitcoin Trust ETF is unable to identify and mitigate or stop new security threats or otherwise adapt to technological changes in the digital asset industry, the iShares® Bitcoin Trust ETF’s bitcoins may be subject to theft, loss, destruction or other attack.
•
Fraud and Manipulation. Digital asset platforms are relatively new and, in some cases, unregulated. The bitcoin market globally and in the United States is not subject to comparable regulatory guardrails and may lack the transparency, controls, and oversight that exist in regulated markets. Furthermore, many bitcoin trading venues lack certain safeguards put in place by exchanges for more traditional assets to enhance the stability of trading on the exchanges, such as circuit breakers. Tools to detect and deter fraudulent or manipulative trading activities such as market manipulation, front-running of trades, and wash-trading may not be available to or employed by digital asset platforms, or may not exist at all. Sources of fraud and manipulation in the bitcoin market generally include, among others (1) wash trading; (2) persons with a dominant position in bitcoin manipulating bitcoin pricing; (3) hacking of the bitcoin network and trading platforms; (4) malicious control of the bitcoin network; (5) trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in bitcoin, new sources of demand for bitcoin) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins,” and (7) fraud and manipulation at bitcoin trading platforms. The effect of potential market manipulation, front-running, wash-trading, and other fraudulent or manipulative trading practices may inflate the volumes actually present in crypto market and/or cause distortions in price, which could adversely impact the iShares® Bitcoin Trust ETF’s creation and redemption arbitrage mechanism and affect the value of the iShares® Bitcoin Trust ETF and, consequently, the notes.
•
Flaws in the Source Code and Network Attacks. Flaws in the source code for digital assets have been exposed and exploited from time to time, including flaws that disabled some functionality for users, exposed users’ personal information and/or resulted in the theft of users’ digital assets. The cryptography underlying bitcoin could prove to be flawed or ineffective, or developments in mathematics and/or technology, including advances in digital computing, algebraic geometry and quantum computing, could result in such cryptography becoming ineffective. In any of these circumstances, a malicious actor may be able to compromise the security of the bitcoin network or take the iShares® Bitcoin Trust ETF’s bitcoin, which would adversely affect the value of the iShares® Bitcoin Trust ETF. Any of these actions by a malicious actor could have an adverse impact on the value of the iShares® Bitcoin Trust ETF and, consequently, the notes.
•
Concentration. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The largest bitcoin wallets are believed to hold, in aggregate, a significant percentage of the bitcoins in circulation. Moreover, it is possible that other persons or entities control multiple wallets that collectively hold a significant number of bitcoins, and it is possible that some of these wallets are controlled by the same person or entity. As a result of this concentration of ownership, large sales or distributions by such holders could have an adverse effect on the market price of bitcoin and, consequently, the price of the iShares® Bitcoin Trust ETF.

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Lack of Incentives. Participants in the bitcoin network need to be incentivized to participate in the bitcoin network. If the digital asset awards for mining blocks or the transaction fees for recording transactions on the bitcoin network are not sufficiently high to incentivize miners, or if certain jurisdictions continue to limit mining activities, miners may cease expending processing power to mine blocks and confirmations of transactions on the bitcoin blockchain could be slowed. A reduction in the processing power expended by miners on the bitcoin network could increase the likelihood of a malicious actor obtaining control. Lack of incentives to participate in the bitcoin network could result in disruptions in recording transactions on the bitcoin network. Any widespread delays or disruptions in the recording of transactions could result in a loss of confidence in the bitcoin network and could prevent the iShares® Bitcoin Trust ETF from completing transactions associated with its day-to-day operations, including creation and redemption of shares of the iShares® Bitcoin Trust ETF.
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Competition. Competition from the emergence or growth of other digital assets or methods of investing in bitcoin could have a negative impact on the price of bitcoin and adversely affect the value of the iShares® Bitcoin Trust ETF. Although bitcoin was the first digital asset to gain global adoption and critical mass, today there are a multitude of alternative digital asset options. In addition, central banks in various countries have introduced digital forms of legal tender which could have an advantage in competing with, or replace, bitcoin and other cryptocurrencies as a medium of exchange or store of value. Lastly, the iShares® Bitcoin Trust ETF faces competition with respect to the creation of competing exchange-traded bitcoin products which may charge lower fees, which could have the effect of the iShares® Bitcoin Trust ETF failing to gain acceptance or being able to obtain adequate amounts of bitcoin. Any of the foregoing could have an adverse impact on the price and availability of bitcoin, the price of the iShares® Bitcoin Trust ETF and the value of the notes.

The iShares® Bitcoin Trust ETF Has a Limited Operating History

The notes are linked, in part, to the performance of the iShares® Bitcoin Trust ETF, which commenced trading on January 11, 2024. Because the iShares® Bitcoin Trust ETF has no underlier level history prior to that date, limited historical underlier level information will be available for you to consider in making an independent investigation of the iShares® Bitcoin Trust ETF performance, which may make it difficult for you to make an informed decision with respect to the notes.

The iShares® Bitcoin Trust ETF Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure

The iShares® Bitcoin Trust ETF is concentrated in a single commodity. As a result, the performance of the iShares® Bitcoin Trust ETF will be concentrated in the performance of that specific commodity. Although your investment in the notes will not result in the ownership or other direct interest in the commodity held (directly or indirectly) by the iShares® Bitcoin Trust ETF, the return on your investment in the notes will be subject to certain risks similar to those associated with direct investment in that commodity. This increases the risk that any market events that create a decrease in demand for or the trading price of the commodity would significantly adversely affect the iShares® Bitcoin Trust ETF, which could have an adverse impact on the value of the notes.

Investing in Notes Linked to the iShares® Bitcoin Trust ETF Is Not the Same as Investing Directly in Bitcoin

The performance of the iShares® Bitcoin Trust ETF may not fully replicate the performance of the price of bitcoin due to the fees and expenses charged by the iShares® Bitcoin Trust ETF or by restrictions on access to bitcoin due to other circumstances. The iShares® Bitcoin Trust ETF does not generate any income and as the iShares® Bitcoin Trust ETF regularly sells bitcoin to pay for its ongoing expenses, the amount of bitcoin represented by each share of the iShares® Bitcoin Trust ETF has gradually declined over time. The iShares® Bitcoin Trust ETF sells bitcoin to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of bitcoin. The sale of the iShares® Bitcoin Trust ETF’s bitcoin to pay expenses at a time of low bitcoin prices could adversely affect the value of the iShares® Bitcoin Trust ETF and, therefore, the value of your notes. Additionally, there is a risk that part or all of the iShares® Bitcoin Trust ETF’s bitcoin could be lost or stolen due to theft, which could adversely affect the value of your notes.

The Method By Which the iShares® Bitcoin Trust ETF Calculates the Value of Bitcoin, Including the CME CF Bitcoin Reference Rate, Could Have an Adverse Effect on the Value of the iShares® Bitcoin Trust ETF; The CME CF Bitcoin Reference Rate Has a Limited Operating History

On each business day, as soon as practicable after 4:00 p.m. (New York Time), the iShares® Bitcoin Trust ETF evaluates the bitcoin held by the iShares® Bitcoin Trust ETF and determines the net asset value of the iShares® Bitcoin Trust ETF and the net asset value per share. For purposes of making these calculations, a business day means any day other than a day when Nasdaq is closed for regular trading. The iShares® Bitcoin Trust ETF values the bitcoin held by the iShares® Bitcoin Trust ETF by reference to the CME CF Bitcoin Reference Rate, which has only been in operation since February 2022. The CME CF Bitcoin Reference Rate serves as a once-a-day benchmark rate of the U.S. dollar price of bitcoin (USD/BTC), calculated as of 4:00 p.m. (New York Time). The net asset value of the iShares® Bitcoin Trust ETF equals the total assets of the iShares® Bitcoin Trust ETF, which consists solely of bitcoin and cash, less total liabilities of the iShares® Bitcoin Trust ETF. The net asset value per share of the iShares® Bitcoin Trust ETF equals the net asset value of the iShares® Bitcoin Trust ETF divided by the number of shares outstanding on the day the computation is made. If the CME CF Bitcoin Reference Rate is not available, the iShares® Bitcoin Trust ETF’s holdings may be fair valued on a temporary basis in accordance with the policy approved by the trustee.

If the CME CF Bitcoin Reference Rate, or other valuation method, does not prove to be an accurate benchmark, and the CME CF Bitcoin Reference Rate, or other valuation method, varies materially from the price of bitcoin determined by other mechanisms, the net asset value of the iShares® Bitcoin Trust ETF and, therefore, the value of an investment in the shares could be adversely impacted.

Termination or Liquidation of the iShares® Bitcoin Trust ETF Could Adversely Affect the Value of the Notes

The iShares® Bitcoin Trust ETF is a Delaware statutory trust. The trust may be required to terminate and liquidate at a time that is disadvantageous to you. If the trust is required to terminate and liquidate, such termination and liquidation could occur at a time when the actual exchange rate of bitcoin is lower than the price of bitcoin at the time when you purchased your notes, which could have an adverse impact on the value of the notes.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The value and liquidity of digital asset markets generally, and bitcoin specifically, may be influenced by new laws, regulations, policies and guidance which may vary significantly among international, U.S. federal, state and local jurisdictions. The regulatory environment for digital assets is constantly evolving, and new regulations or policies may materially adversely affect the iShares® Bitcoin Trust ETF and its ability to invest in bitcoin or the value of bitcoin. Regulation of digital assets may also vary significantly among international, federal, state, and local jurisdictions and is subject to a level of uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations or guidance, or take other actions, which may severely impact the use of digital assets generally and the technology behind them or the means of transacting in or transferring them. Failure by the iShares® Bitcoin Trust ETF to comply with any current or future laws, rules and regulations, some of which may be subject to change, could result in a variety of adverse consequences.

Even Though Cryptocurrencies Trade Around-The-Clock, Your Notes Will Not

Your notes are linked to an underlier that holds bitcoin. The interbank market in cryptocurrencies is a global, around-the-clock market. Therefore, the hours of trading for your notes, if any trading market develops, will not conform to the hours during which bitcoin trades. Significant price and rate movements may take place in the underlying cryptocurrency exchange markets that will not be reflected immediately in the price of your notes. The possibility of these movements should be taken into account in relating the value of your notes to those in the underlying cryptocurrency exchange markets. There is no systematic reporting of last-sale information for cryptocurrencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank cryptocurrency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the iShares® Bitcoin Trust ETF used to calculate the amount payable on your notes. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying cryptocurrency exchange markets.

Additional Risks Related to the SPDR® Gold Trust

The SPDR® Gold Trust Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure

The SPDR® Gold Trust is concentrated in a single commodity. As a result, the performance of the SPDR® Gold Trust will be concentrated in the performance of that specific commodity. Although your investment in the notes will not result in the ownership or other direct interest in the commodity held (directly or indirectly) by the SPDR® Gold Trust, the return on your investment in the notes will be subject to certain risks similar to those associated with direct investment in that commodity. This increases the risk that any market events that create a decrease in demand for or the trading price of the commodity would significantly adversely affect the SPDR® Gold Trust, which could have an adverse impact on the value of the notes.

The Value of the Shares of the SPDR® Gold Trust Relates Directly to the Value of the Gold Held by the SPDR® Gold Trust and Fluctuations in the Price of Gold Could Materially Adversely Affect an Investment in the SPDR® Gold Trust’s Shares

The shares are designed to mirror as closely as possible the performance of the price of gold, and the value of the shares relates directly to the value of the gold held by the SPDR® Gold Trust, less the trust’s liabilities (including estimated accrued expenses). The price of gold has fluctuated widely over the past several years. Several factors may affect the price of gold, including, but not limited to:

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global supply and demand of gold, which may be influenced by such factors as gold’s uses in jewelry, technology and industrial applications, purchases made by investors in the form of bars, coins and other gold products, forward selling by gold producers, purchases made by gold producers to unwind their hedge positions, central bank purchases and sales, and production and cost levels in the major gold-producing countries such as China, the United States and Australia;
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interest rates;
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investors’ expectations concerning inflation rates;
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currency exchange rates;
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investment and trading activities of hedge funds and commodity funds;
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global or regional political, economic, public health or financial events and situations, especially those unexpected in nature; and
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other economic variables such as income growth, economic output and monetary policies.

Gold markets have historically experienced extended periods of flat or declining prices, in addition to sharp fluctuations.

Fees and Expenses Payable by the SPDR® Gold Trust Are Charged Regardless of Profitability and May Result in a Depletion of its Assets

The SPDR® Gold Trust is subject to fees and expenses, which are payable irrespective of profitability. Interest earned on the assets posted as collateral is paid to the SPDR® Gold Trust and is used to pay fees and expenses. A prolonged decline in interest rates could materially affect the amount of interest paid to the SPDR® Gold Trust. In the case of either an extraordinary expense and/or insufficient interest income to cover ordinary expenses, the SPDR® Gold Trust could be forced to liquidate its positions in gold to pay such expenses.

Potential Discrepancies, or Future Changes, in the Calculation of the LBMA Gold Price PM Could Have an Adverse Effect on the Value of the SPDR® Gold Trust

The value of the gold held by the SPDR® Gold Trust is determined using the LBMA Gold Price PM, which is the LBMA Gold Price determined at 3:00 pm (London time) on the particular day. ICE Benchmark Administration (IBA) is the administrator for the LBMA Gold Price PM, and IBA provides the auction platform, methodology as well as overall independent administration and governance for the LBMA Gold Price. As the administrator of the LBMA Gold Price, IBA operates an electronic and tradeable auction process. The price formation is in U.S. dollars only and prices are set twice daily at 10:30 a.m. and 3:00 p.m. (London time). Within the process, aggregated gold bids and offers are updated in real-time with the imbalance calculated and the price updated every 30 seconds until the buy and sell orders are matched.

If the LBMA Gold Price PM does not prove to be an accurate benchmark, and the LBMA Gold Price PM varies materially from the price of gold determined by other mechanisms, the net asset value of the SPDR® Gold Trust and, therefore, the value of an investment in the shares could be adversely impacted. Further, the calculation of the LBMA Gold Price PM is not an exact process, but is based upon a procedure of matching orders from participants in the auction process and their customers to sell gold with orders from participants in the auction process and their customers to buy gold at particular prices. The LBMA Gold Price PM does not therefore purport to reflect each buyer or seller of gold in the market, nor does it purport to set a definitive price for gold at which all orders for sale or purchase will take place on that particular day or time. All orders placed into the auction process by the participants will be executed on the basis of the price determined pursuant to the LBMA Gold Price PM auction process. Any future developments or changes in the determination of the LBMA Gold price PM, to the extent they have a material impact on the LBMA Gold Price PM, could adversely impact the net asset value of the SPDR® Gold Trust and the value of the shares.

The Amount of Gold Represented by the Shares of the SPDR® Gold Trust Will Continue to Be Reduced During the Life of the SPDR® Gold Trust Due to the SPDR® Gold Trust’s Expenses

Each outstanding share represents a fractional, undivided interest in the gold held by the SPDR® Gold Trust. The SPDR® Gold Trust does not generate any income and regularly sells gold to pay for its ongoing expenses. Therefore, the amount of gold represented by each share has gradually declined over time. This is also true with respect to shares that are issued in exchange for additional deposits of gold into the SPDR® Gold Trust, as the amount of gold required to create shares proportionately reflects the amount of gold represented by the shares outstanding at the time of creation. Assuming a constant gold price, the trading price of the shares is expected to gradually decline relative to the price of gold as the amount of gold represented by the shares gradually declines.

Termination or Liquidation of the SPDR® Gold Trust Could Adversely Affect the Value of the Notes

The SPDR® Gold Trust is a Delaware statutory trust. The trust may be required to terminate and liquidate at a time that is disadvantageous to you. If the trust is required to terminate and liquidate, such termination and liquidation could occur at a time when the price of gold is lower than the price of gold at the time when you purchased your notes, which could have an adverse impact on the value of the notes.

Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Notes

An increased focus on price setting and trading prices by regulators and exchanges recently have resulted in a number of changes to the ways in which prices are determined, including prices for commodities. This increased focus also resulted in the publication of standards for benchmark setting by the International Organization of Securities Commissions. Investigations by regulatory authorities, enforcement actions and criminal proceedings in the United States and around the world, and private litigation regarding potential direct and indirect manipulation of the trading prices of certain commodities, are ongoing against a number of firms.

These ongoing investigations, actions, proceedings and litigations may result in further review by exchanges and regulators of the methods by which commodities prices are determined and the manner in which commodities are traded and changes to those methods. In addition, changes to other commodity-related activities, such as storage facilities and delivery methods, may also occur. If any of these changes occur, the price of the commodity to which your notes may be linked may be affected, which may thereby adversely affect the level of the SPDR® Gold Trust and your notes.

In addition, if alleged trading price manipulation or other alleged conduct that may have artificially affected prices has occurred or is continuing, certain published commodity prices (including historical prices) may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. In particular, the historical trading information of the commodity to which your notes may be linked may be incorrect and, as a result, may not be representative of the prices or changes in prices or the volatility of the commodity to which your notes may be linked. In the future, any such artificially lower (or higher) prices could have an adverse impact on the relevant commodities or commodity contracts and any payments on, and the value of, your notes and the trading market for your notes.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), which effected substantial changes to the regulation of the futures and over-the-counter (OTC) derivatives markets, was enacted in July 2010. Dodd-Frank required regulators, including the Commodity Futures Trading Commission (CFTC), to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted the required regulations, some of them have only recently become effective. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, in October 2020 the CFTC adopted a rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. Required compliance with the new position limits rule began on January 1, 2022 for physical commodity futures (and any associated referenced contracts other than economically equivalent swaps) and on January 1, 2023 for economically equivalent swaps. Despite the compliance date for economically equivalent swaps having passed, there remains substantial market uncertainty as to the exact scope of what constitutes an economically equivalent swap. The CFTC also has adopted rules governing the aggregation of positions by market participants under common control and by trading managers. While the ultimate scope and impact of the position limit and aggregation rules, as well as other CFTC rules cannot be conclusively determined at present, these new requirements could restrict the ability of certain market participants to participate in the commodities, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways.

In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivatives markets. Without limitation, these changes require many OTC derivatives transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are subject to various regulatory requirements, including, but not limited to, posting and collecting margin for un-cleared OTC swaps traded bilaterally with financial entities, recordkeeping, reporting and various business conduct requirements, as well as minimum financial capital requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the level of the SPDR® Gold Trust, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have passed or proposed, or may propose in the future, legislation similar to Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the European Union (“EU”) Markets in Financial Instruments Directive (Directive 2014/65/EU) and Markets in Financial Instruments Regulation (Regulation (EU) No 600/2014) (together “MiFID II”), which has applied since January 3, 2018, governs the provision of investment services and activities in relation to, as well as the organized trading of, financial instruments such as shares, bonds, units in collective investment schemes and derivatives. In particular, MiFID II requires EU Member States to apply position limits to the size of a net position which a person can hold at any time in commodity derivatives traded on EU trading venues and in “economically equivalent” OTC contracts. By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) introduced certain requirements in respect of OTC derivatives including: (i) the mandatory clearing of OTC derivative contracts declared subject to the clearing obligation; (ii) risk mitigation techniques in respect of uncleared OTC derivative contracts, including the mandatory margining of uncleared OTC derivative contracts; and (iii) reporting and recordkeeping requirements in respect of all derivative contracts. In the event that the requirements under EMIR and MiFID II apply, these are expected to increase the cost of transacting derivatives.

Risks Related to Tax

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-28 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Your Notes May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIERS

iShares® Bitcoin Trust ETF

The iShares® Bitcoin Trust ETF (the “trust”) issues shares (the “shares”) representing fractional undivided beneficial interests in its net assets.

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The purpose of the trust is to own bitcoin purchased by the trust in exchange for shares issued by the trust. The trust seeks to reflect generally the performance of the price of bitcoin. The trust seeks to reflect such performance before payment of the trust’s expenses and liabilities. The shares are intended to constitute a simple means of making an investment similar to an investment in bitcoin rather than by acquiring, holding and trading bitcoin directly on a peer-to-peer or other basis or via a digital asset platform. For more information about bitcoin, see “Bitcoin” in this pricing supplement.
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The trust’s trustee is BlackRock Fund Advisors.
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The shares trade under the ticker symbol “IBIT” on The Nasdaq Stock Market LLC.
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The trust’s SEC CIK Number is 0001980994.
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The trust’s inception date was January 5, 2024.

Where Information About the Trust Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the trust (including its fees) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the trust’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Trust From the Trust’s Publicly Available Information

This pricing supplement relates only to your note and does not relate to the trust. We have derived all information about the trust in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the trust in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the trust — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the trust could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the trust.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the trust. As an investor in a note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

SPDR® Gold Trust

The SPDR® Gold Trust (the “trust”) issues shares (the “shares”) representing units of fractional undivided beneficial interest in and ownership of the trust.

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The purpose of the trust is to hold gold bars and, from time to time, issue shares in exchange for deposits of gold and distribute gold in connection with redemptions of shares. The trust seeks to reflect the performance of the price of gold bullion, less the expenses of the trust’s operations. The shares are designed to be a cost-effective and convenient way to invest in gold.

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The trust’s trustee is BNY Mellon Asset Servicing, a division of The Bank of New York Mellon
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The shares trade under the ticker symbol “GLD” on the NYSE Arca.
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The trust’s SEC CIK Number is 0001222333.
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The trust’s inception date was November 12, 2004.

Where Information About the Trust Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the trust (including its fees) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the trust’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Trust From the Trust’s Publicly Available Information

This pricing supplement relates only to your note and does not relate to the trust. We have derived all information about the trust in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the trust in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the trust — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the trust could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the trust.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the trust. As an investor in a note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of any underlier will result in you receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers. Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underliers. The actual performance of an underlier over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graphs below, except where otherwise indicated, show the daily historical closing levels of each underlier from January 1, 2020 through November 14, 2025. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most commodities and, as a result, the level of most commodity ETFs. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification.

The graph below shows the daily historical closing levels of the iShares® Bitcoin Trust ETF from January 11, 2024 (the date the iShares® Bitcoin Trust ETF commenced trading) through November 14, 2025.

Historical Performance of the iShares® Bitcoin Trust ETF

Historical Performance of the SPDR® Gold Trust

BITCOIN

Bitcoin is a digital asset, the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the bitcoin network, commonly referred to as the bitcoin protocol. The value of bitcoin, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to bitcoin are protected through public-key cryptography. The supply of bitcoin is constrained or formulated by its protocol instead of being explicitly delegated to an identified body (e.g., a central bank) to control. Units of bitcoin, called tokens, are treated as fungible. Bitcoin and certain other types of digital assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the bitcoin network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “miners”), (2) developers who propose improvements to the bitcoin protocol and the software that enforces the protocol and (3) users who choose what bitcoin software to run.

Bitcoin was released in 2009 and, as a result, there is little data on its long-term investment potential. Bitcoin is not backed by a government-issued legal tender or any other currency or asset. Bitcoin is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the computers of certain users of the digital asset. Bitcoin is created by “mining.” Mining involves miners using a sophisticated computer program to repeatedly solve very complex mathematical problems on specialized computer hardware. Miners can range from bitcoin enthusiasts to professional mining operations that design and build dedicated machines and data centers.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a life insurance company;
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a regulated investment company;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a tax exempt organization;
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a partnership;
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a person that owns a note as a hedge or that is hedged against interest rate risks;
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a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

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a citizen or resident of the United States;
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a domestic corporation;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes. Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity or redemption would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is also possible that the Internal Revenue Service could assert that your notes should be treated as giving rise to “collectibles” gain or loss if you have held your notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the notes is not a sale or exchange of a collectible but is rather a sale or exchange of a derivative contract that reflects, in part, through the SPDR® Gold Trust, the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
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an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under "United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders" with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity or redemption to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity or redemption with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underliers during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 17,744 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 1.5% of the face amount. GS&Co. will pay a fee of 1.25% from the concession to Axio Financial LLC in connection with its marketing efforts related to the offered notes. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest, for services it is providing in connection with this offering.

We will deliver the notes against payment therefor in New York, New York on November 19, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

By purchasing the notes, you are deemed to represent to Goldman Sachs that you are not subject to the laws of any non-U.S. jurisdiction prohibiting the purchase or ownership of notes of this type.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 17,744, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 17,744, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 17,744, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$149,000

GS Finance Corp.

Autocallable ETF-Linked Notes due 2028

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC